Exhibit 15.1

August 10, 2005

Quicksilver Resources Inc.

777 West Rosedale Street, Suite 300

Fort Worth, Texas 76104

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 9, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is being included in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Fort Worth, Texas